Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in each of the Statements of Additional Information and to the use of our report dated April 14, 2020, with respect to the consolidated financial statements of Security Benefit Life Insurance Company and subsidiaries and to the use of our reports dated April 24, 2020, with respect to the financial statements of SBL Variable Annuity Account XIV included in Post-Effective Amendment No. 20 to the Registration Statement under the Securities Act of 1933 (Form N-4 No. 333‑138540) and Amendment No. 72 under the Investment Company Act of 1940 (Form N-4 No. 811‑10011) of SBL Variable Annuity Account XIV and the related Statements of Additional Information accompanying the Prospectuses for the EliteDesigns® Variable Annuity and EliteDesigns® II Variable Annuity.

 /s/ Ernst & Young LLP

Kansas City, Missouri
April 24, 2020